Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Gladstone Capital Advisers, Inc. (incorporated in Delaware)

Gladstone Business Loan, LLC (organized in Delaware)

Gladstone Financial Corporation (incorporated in Delaware)

Gladstone Metal, LLC (organized in Delaware)

Defiance Integrated Technologies, Inc. (incorporated in Delaware)

Lindmark Acquisition, LLC (organized in Delaware)

RBC Acquisition Corp. (incorporated in Delaware)

Sunshine Media Group, Inc. (incorporated in Delaware)